Exhibit 10.1
AMENDMENT NO. 2 TO CONVERTIBLE DEBENTURE

This Amendment No. 2 (“Amendment”) to the Convertible Debenture in the principal amount of $15,149,650 dated June 30, 2006, as amended (the “Convertible Debenture”) is made as of February 20, 2007, by and among Cornell Capital Partners, LP (“Cornell Capital”) and Mobilepro Corp. (the “Company”).

WHEREAS, the Company owes Cornell Capital weekly payments of $250,000 in principal payments plus interest on the outstanding principal balance of the Convertible Debenture commencing November 15, 2006;

WHEREAS, the Company has registered 55,089,635 shares of its common stock under a Form S-3 to allow for conversion of the Convertible Debenture;

WHEREAS, in accordance with the terms of the Convertible Debenture the Company has used the registered shares to make weekly payments of $250,000 in principal payments plus interest on the outstanding principal balance of the Convertible Debenture commencing November 15, 2006;

WHEREAS, the Company has registered 120,689,655 shares of its common stock under a Convertible Debenture in the principal amount of $7,000,000 dated August 28, 2006 which are available to make principal and interest payments due under the Convertible Debenture (the “7 Million Debenture”) in shares of Mobilepro common stock;

WHEREAS, the Company and Cornell Capital agreed by Amendment No. 1 to Convertible Debentures dated January 17, 2007 to defer principal and interest payments of $125,000 under the $7,000,000 Debenture until July 8, 2007;

WHEREAS, Cornell Capital and the Company agree to defer until July 8, 2007 principal and interest payments due under the Convertible Debenture, increase the amount of weekly principal payments under the $7 Million Debenture to $250,000 pursuant to an amendment no. 2 to the $7 Million Debenture and that amendment no. 1 to to the $7 Million Debenture be terminated; and

WHEREAS, the parties to this Agreement desire to amend the Convertible Debenture to accomplish the goals set forth above.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Amendment to Section 1.02 of the Convertible Debenture. Section 1.02 of the Convertible Debenture is hereby amended and restated in its entirety as follows:

Section 1.02 Payments.

(a) The Company shall make weekly scheduled payments (“Scheduled Payments”) consisting of at least $250,000 of principal, commencing with the first Scheduled Payment which shall be due and payable on July 8, 2007. Interest payments on the outstanding principal balance hereof shall be due and payable with the principal payment installments above. The Company shall have the right to make each Scheduled Payment in shares of Common Stock, which shares shall be valued at the lower of $0.275 or a seven percent (7%) discount to the average of the two lowest daily volume weighted average prices of the Company’s Common Stock as quoted by Bloomberg, LP for the five (5) trading days immediately following the Scheduled Payment date (the “Payment Conversion Price”), provided that all such shares may only be issued by the Company if such shares are tradeable under Rule 144 of the Securities and Exchange Commission (the “Commission”), are registered for sale under the Securities Act of 1933 or are freely tradeable without restriction in the hands of the Holder. All payments in respect of the indebtedness evidenced hereby shall be made in collected funds (unless paid in shares of Common Stock), and shall be applied to principal, accrued interest and charges and expenses owing under or in connection with this Debenture in such order as the Holder elects, except that payments shall be applied to accrued interest before principal. Notwithstanding the foregoing, this Debenture shall become due and immediately payable, including all accrued but unpaid interest, upon an Event of Default (as defined in Section 3.01 hereof). Whenever any payment or other obligation hereunder shall be due on a day other than a business day, such payment shall be made on the next succeeding business day. Time is of the essence of this Debenture. The Company shall be permitted to prepay any amounts owed under this Debenture if the price of the shares of the Company’s Common Stock is less than $0.275 per share and also may, at its option, increase any scheduled payment to $750,000 (payable in cash or Common Stock as set forth above) without incurring any penalties or fees. Nothing contained in this paragraph shall limit the amount that the Holder can convert at any time.

Section 2. Effect of Amendment. Except as amended hereby, the Convertible Debenture shall continue in full force and effect and is hereby incorporated herein by this reference.

Section 3. Governing Law. This Amendment shall be governed by and construed under the laws of the State of New Jersey.

Section 4. Titles and Subtitles. The titles of the sections and subtitles of this Amendment are for convenience of reference only and are not to be considered in construing this Amendment.

Section 5. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed as of the date first set forth above.

MOBILEPRO CORP.

By:
Name: Jay O. Wright
Title: CEO

CORNELL CAPITAL PARTNERS, LP

By:	Yorkville Advisors, LLC
Its:	General Partner

By:
Name: Mark Angelo
Its: Portfolio Manager

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